10F-3 Report
CGCM Large Capitalization Growth Investments
	3/1/2013		through	8/31/2013

Issuer Name	Sub-Adviser	Trade Date	Selling Dealer	Offering Size	Total Amt. Allocated	Purchase Price

Nielsen Holdings N.V.	Westfield Capital Management	5/14/2013	JP Morgan Securities	35,000,000	74,850	$35.01